Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

January 27, 2023

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2023-USNCH15686 to Product Supplement No. EA-09-01

dated November 9, 2022, Underlying Supplement No. 10 dated May 11, 2021 and

Prospectus Supplement and Prospectus each dated May 11, 2021

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028

■  Linked to the S&P 500® Index (the “underlying”)

■  Unlike ordinary debt securities, the notes do not pay interest and are subject to potential automatic early redemption upon the terms described below. Whether the notes are automatically called for a fixed call premium will depend on the performance of the underlying.

■  Automatic Call. If the closing value of the underlying on any call date (including the final calculation day) is greater than or equal to the starting value, the notes will be automatically called for redemption for an amount in cash equal to the stated principal amount plus the call premium applicable to that call date. The call premium applicable to each call date will be a percentage of the stated principal amount that increases for each call date based on a simple (non-compounding) return of 6.00% per annum.

■  Maturity Payment Amount. If the notes are not automatically called for redemption, you will be repaid the stated principal amount but will not receive any positive return on your investment

■  Repayment of principal at maturity regardless of underlying performance (subject to issuer credit risk)

■  Any positive return on the notes will be limited to the applicable call premium, even if the closing value of the underlying on the applicable call date significantly exceeds the starting value. You will not participate in any appreciation of the underlying beyond the applicable call premium.

■  All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment.

■  No periodic interest payments or dividends.

■  The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the notes in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Public Offering Price(1)	$1,000.00	$1,858,000.00
Underwriting Discount and Commission(2)(3)	$23.40	$43,477.20
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$976.60	$1,814,522.80

(1) On the date of this pricing supplement, the estimated value of the notes is $962.60 per note, which is less than the public offering price. The estimated value of the notes is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the notes to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.340% ($23.40) for each note it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 1.75% ($17.50) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the notes. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the notes.

(3) In respect of certain notes sold in this offering, CGMI may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028

Terms of the Notes
Underlying:	The S&P 500® Index
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a stated principal amount of $1,000.
Pricing Date:	January 27, 2023
Issue Date:	February 1, 2023
Maturity Date:	February 1, 2028, subject to postponement as described in the accompanying product supplement.
Automatic Call:

If the closing value of the underlying on any call date (including the final calculation day) is greater than or equal to the starting value, the notes will be automatically called for redemption on the related call settlement date for an amount in cash per note equal to $1,000 plus the call premium applicable to that call date.

Any positive return on the notes will be limited to the applicable call premium, even if the closing value of the underlying on the applicable call date significantly exceeds the starting value. You will not participate in any appreciation of the underlying beyond the applicable call premium.

If the notes are automatically called for redemption, they will cease to be outstanding on the related call settlement date and you will have no further rights under the notes after such call settlement date. You will not receive any notice from us if the notes are automatically called.

The call premium applicable to each call date is indicated below.
Call Dates and Call Premiums:	Call Date	Call Premium
	February 1, 2024	6.00% of the stated principal amount
	February 3, 2025	12.00% of the stated principal amount
	February 2, 2026	18.00% of the stated principal amount
	February 1, 2027	24.00% of the stated principal amount
	January 25, 2028 (the “final calculation day”)	30.00% of the stated principal amount
Each call date is subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement. For purposes of the accompanying product supplement, each call date is a “calculation day.”
Call Settlement Dates:	For any call date, the fifth business day after such call date, except that the call settlement date for the final calculation day shall be the maturity date. For purposes of the accompanying product supplement, each call settlement date is a “payment date.”
Maturity Payment Amount:

If the notes are not automatically called for redemption prior to or at maturity, you will receive a maturity payment amount for each $1,000 stated principal amount note you hold at maturity equal to $1,000.

If the notes are not automatically called for redemption prior to or at maturity, you will be repaid the stated principal amount of the notes at maturity but will not receive any positive return on your investment.

Starting Value:	4,070.56, the closing value of the underlying on the pricing date
Ending Value:	The closing value of the underlying on the final calculation day
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17331C7H4 / US17331C7H43

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028
Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and other specified events with respect to the underlying. The accompanying underlying supplement contains information about the underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, underlying supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-09-01 dated November 9, 2022:

https://www.sec.gov/Archives/edgar/data/200245/000095010322019433/dp184001_424b2-wf0901.htm

•	Underlying Supplement No. 10 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007028/dp150879_424b2-us10.htm

•	Prospectus Supplement and Prospectus, each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028
Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

•	believe that the closing value of the underlying will be greater than or equal to the starting level on one of the call dates;

•	seek the potential for a fixed return if the underlying has appreciated at all as of any call date in lieu of full participation in any potential appreciation of the underlying;

•	understand that if the closing value of the underlying is less than the starting value on each call date, they will not receive any positive return on their investment in the notes;

•	understand that the term of the notes may be limited by the automatic call feature of the notes and that they will not receive a higher call premium payable with respect to a later call date if the notes are automatically called for redemption on an earlier call date;

•	are willing to forgo interest payments on the notes and dividends on securities included in the underlying; and

•	are willing to hold the notes to maturity.

The notes may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

•	seek a security with a fixed term;

•	seek certainty of receiving a positive return on their investment;

•	believe that the closing value of the underlying will be less than the starting value on each call date;

•	are unwilling to accept the risk that, if the closing value of the underlying is less than the starting value on each call date, they will not receive any positive return on their investment in the notes;

•	seek exposure to the upside performance of the underlying beyond the applicable call premiums;

•	seek current income;

•	are unwilling to purchase notes with the estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to the underlying;

•	seek exposure to the underlying but are unwilling to accept the risk/return trade-offs inherent in the terms of the notes;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the underlying, please see the information provided below.

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028
Determining Timing and Amount of Payment on the Notes

Whether the notes are automatically called for redemption on any call date (including the final calculation day) will be determined based on the closing value of the underlying on the applicable call date as follows:

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028
Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are appropriate only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the appropriateness of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Receive Only the Stated Principal Amount of Your Notes at Maturity.

If the ending value less than the starting value, you will receive only the stated principal amount for each note you hold at maturity. As the notes do not pay any interest, if the notes are not called, you will not receive any positive return on your investment in the notes and you will receive less than you could have achieved on conventional debt securities of ours or of another issuer with a similar credit rating of comparable maturity.

The Notes Do Not Pay Interest.

Unlike conventional debt securities, the notes do not pay interest. You should not invest in the notes if you seek current income during the term of the notes.

Your Potential Return On The Notes Is Limited.

Your potential return on the notes is limited to the applicable call premium payable upon automatic call. If the closing value of the underlying on one of the call dates is greater than or equal to the starting value, you will be repaid the stated principal amount of your notes and will receive the fixed call premium applicable to that call date, regardless of how significantly the closing value of the underlying on that call date may exceed the starting value. Accordingly, any call premium may result in a return on the notes that is significantly less than the return you could have achieved on a direct investment in the underlying.

Higher Call Premiums Are Associated With Greater Risk.

The notes offer the potential to receive a call premium that reflects a per annum rate that would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the notes, including the risk that the notes will not be automatically called for redemption and the value of what you receive at maturity may equal the stated principal amount of your notes. The volatility of the underlying is an important factor affecting these risks. Greater expected volatility of the underlying as of the pricing date may result in a higher call premium, but would also represent a greater expected likelihood as of the pricing date that (i) the closing value of the underlying on one or more call dates will be less than the starting value, such that you will not receive any call premium, and (ii) the notes will not be automatically called for redemption and, accordingly, the ending value will be less than the starting value, such that you will only be repaid the stated principal amount of your notes at maturity.

The Notes May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Notes.

If the closing value of the underlying on any call date is greater than or equal to the starting value, the notes will be automatically called for redemption. If the notes are automatically called for redemption following any call date, they will cease to be outstanding and you will not receive the call premium applicable to any later call date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Underlying.

You will not receive any dividends with respect to the securities included in the underlying. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028

over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the securities included in the underlying.

The Performance Of The Notes Will Depend On The Closing Values Of The Underlying Solely On The Call Dates, Which Makes The Notes Particularly Sensitive To Volatility In The Closing Values Of The Underlying On Or Near The Call Dates.

Whether the notes will be automatically called for redemption will depend on the closing values of the underlying solely on the call dates, regardless of the closing value of the underlying on other days during the term of the notes. If the notes are not automatically called for redemption, what you receive at maturity will depend solely on the ending value, and not the closing value of the underlying on any other day during the term of the notes. Because the performance of the notes depends on the closing values of the underlying on a limited number of dates, the notes will be particularly sensitive to volatility in the closing values of the underlying. You should understand that the closing value of the underlying has historically been highly volatile.

Although The Notes Provide For The Repayment Of The Stated Principal Amount At Maturity, You May Nevertheless Suffer A Loss On Your Investment In Real Value Terms If The Percentage Change From The Starting Value to the Ending Value Is Less Than Or Not Sufficiently Greater Than Zero.

This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any positive return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

The Notes Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the notes. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

Sale Of The Notes Prior To Maturity May Result In A Loss Of Principal.

You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

The Estimated Value Of The Notes On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yields on the securities included in the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028

as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the notes from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Notes From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the notes determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, we expect that any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the public offering price.

The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your notes prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, dividend yields on the securities included in the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Notes— The Value Of Your Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement. Changes in the value of the underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

Our Offering Of The Notes Is Not A Recommendation Of The Underlying.

The fact that we are offering the notes does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the notes.

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028

The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the notes through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the notes. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the notes declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes.

If certain events occur during the term of the notes, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors—General Risk Factors Relating To All Notes—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes” in the accompanying product supplement.

Changes That Affect The Underlying May Affect The Value Of Your Notes.

The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the notes.

A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A call date (including the final calculation day) will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the related call settlement date or maturity date, as applicable, will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028
Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate how to determine the payment on the notes, assuming the various hypothetical closing values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment on the notes will be. The actual payment on the notes will depend on the actual closing values of the underlying on the calculation days.

The examples below are based on a hypothetical starting value of 100, rather than the actual starting value. For the actual starting value, see “Terms of the Notes” above. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment on the notes will be calculated based on the actual starting value, and not the hypothetical value indicated below.

Hypothetical Payout Profile

Note Return at Maturity
Return of the Underlying at Maturity
First Call Date
Second Call Date
Third Call Date
Fourth Call Date
Final Call Date
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Note Return
Final Call Date (Call Premium: 30.00%)
Fourth Call Date (Call Premium: 24.00%)
Third Call Date (Call Premium: 18.00%)
Second Call Date (Call Premium: 12.00%)
First Call Date (Call Premium: 6.00%)
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Hypothetical Percentage Change in the Closing Value of the Underlying from Pricing Date to Applicable Call Date

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028

Hypothetical Returns

If the notes are automatically called:

Hypothetical call date on which notes are automatically called	Hypothetical payment per note on related call settlement date	Hypothetical total pre-tax rate of return
1st call date	$1,060.00	6.00%
2nd call date	$1,120.00	12.00%
3rd call date	$1,180.00	18.00%
4th call date	$1,240.00	24.00%
5th call date	$1,300.00	30.00%

If the notes are not automatically called:

Hypothetical ending value	Hypothetical underlying return	Hypothetical maturity payment amount per note	Hypothetical total pre-tax rate of return
99.00	-1.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

Hypothetical Examples

If the notes are automatically called:

Example 1—Automatic Call Prior to Maturity. The hypothetical closing value of the underlying on the first call date is 120, which is greater than the starting value.

Because the closing value of the underlying on the first call date is greater than the starting value, the notes would be automatically called for redemption on the related call settlement date for an amount in cash per note equal to $1,000 plus the call premium of 6.00% of the stated principal amount. In this example, the total payment upon automatic call would be $1,060.00 per note.

Even though the underlying appreciated by a percentage greater than the call premium from the starting value to the closing value on the first call date in this example, your return is limited to the applicable call premium. In this scenario, an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying. If the notes are automatically called for redemption prior to maturity, they will cease to be outstanding on the related call settlement date, you will have no further rights under the notes after the related call settlement date and you will not receive the call premium applicable to any later call date.

Example 2—Automatic Call at Maturity. The notes are not automatically called prior to maturity. The hypothetical closing value of the underlying on the final calculation day is 110, which is greater than the starting value.

Because the closing value of the underlying on each call date prior to the last call date (which is the final calculation day) is less than the starting value, the notes are not automatically called prior to maturity. Because the closing value of the underlying on the final calculation day is greater than the starting value, the notes would be automatically called for redemption on the related call settlement date (which is the maturity date) for an amount in cash per note equal to $1,000 plus the call premium of 30.00% of the stated principal amount. In this example, the total payment upon automatic call would be $1,300.00 per note.

If the notes are not automatically called:

Example 3—Par Scenario. The hypothetical ending value is 30 (a 70% decrease from the starting value), which is less than the starting value.

Maturity payment amount per note = $1,000

Because the hypothetical ending value is less than the hypothetical starting value, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028
Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the notes and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the S&P 500® Index on January 27, 2023 was 4,070.56.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2018 to January 27, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028
United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our determination of the comparable yield is based on the maturity date. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 4.812%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,268.496 at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028
Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the notes from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the notes to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.340% ($23.40) for each note it sells. Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 1.75% ($17.50) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, CGMI may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately five months following issuance of the notes, the price, if any, at which Wells Fargo would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the notes that are included in the public offering price of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the five-month temporary adjustment period. However, Wells Fargo is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized

Market Linked Notes—Auto-Callable with Principal Return at Maturity Notes Linked to the S&P 500® Index due February 1, 2028

committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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